Exhibit 10.26

AMERICAN STANDARD INC.
SUPPLEMENTAL SAVINGS PLAN
(As Amended and Restated as of February 3, 2005)

Section 1. Purpose The purpose of the Plan is to provide those participants in the American Standard Companies Inc. Employee Stock Ownership Plan (the “ESOP”), the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the “Savings Plan”) and the American Standard Pension Plan (the “Pension Plan”), who are not Corporate Officers and whose employer contributions under the ESOP, the Savings Plan and the Pension Plan have been cut back by the 1994 statutory reduction to the amount of annual compensation recognizable for qualified plan benefit accruals under Section 401(a)(17) of the Internal Revenue Code of 1986, with an annual benefit, subject to certain limitations, to roughly reflect the equivalent value of lost ESOP, Savings Plan and Pension Plan contributions.

Section 2. Definitions Whenever used herein, the following terms shall have the meanings set forth below. Words in the masculine gender shall also include the feminine gender.

     2.1 Affected Earnings means for any calendar year that portion, if any, of a Participant’s Eligible Compensation in excess of the Statutory Limitation.

     2.2 Applicable Interest Rate means for any calendar year, the interest rate used to credit interest to Participants’ accounts under the Pension Plan.

     2.3 ASCI means American Standard Companies Inc., a Delaware corporation.

     2.4 Board means the Board of Directors of the Company.

     2.5 Cash Account means a separate memorandum account established in respect of a Participant which shall be credited with awards under the Plan intended to compensate such Participant for employer contributions under the Pension Plan which have been cut back due to the Statutory Limitation.

     2.6 Common Stock means the common stock, par value $0.01 per share, of ASCI.

     2.7 Company means American Standard Inc., a Delaware corporation.

     2.8 Eligible Compensation means for any calendar year the Participant’s total remuneration, up to a maximum of $235,000, that would have been included in the definition of compensation under the ESOP, the Savings Plan and the Pension Plan but for the Statutory Limitation.

     2.9 Employer Contribution Percentage means for each Participant the sum of (a) 3% plus (b) the percentage of such Participant’s compensation for which the Company actually provided a 100% matching contribution under the Savings Plan during the year, determined by taking into account (i) such Participant’s level of contributions throughout the year and (ii) whether or not such Participant also participated in the Pension Plan.

     2.10 Fair Market Value on any date means the closing price of a Share on such date as reported on the New York Stock Exchange consolidated reporting system, provided that, in the event that there are no Common Stock transactions reported on such date, Fair Market Value shall mean the closing price of a Share on the immediately preceding date on which Common Stock transactions were so reported.

     2.11 Participant means with respect to each calendar year any participant in the ESOP, the Savings Plan or the Pension Plan who is not a corporate officer of the Company and whose allowable employer contributions under the ESOP, the Savings Plan or the Pension Plan have been determined by the Plan Administrator to have been cut back by the Statutory Limitation.

     2.12 Plan means this American Standard Inc. Supplemental Savings Plan.

     2.13 Plan Unit means a Participant’s right to receive pursuant to the Plan one Share upon such Participant’s Termination of Employment, which right is subject to forfeiture in accordance with Section 14 (a) of the Plan.

     2.14 Share means a share of Common Stock.

     2.15 Statutory Limitation means for any calendar year the maximum dollar amount of compensation that may be taken into account under the ESOP, the Savings Plan and the Pension Plan pursuant to section 401(a) (17) of the Internal Revenue Code of 1986, as amended (or any successor section thereto).

     2.16 Stock Account means a separate memorandum account established in respect of a Participant which shall be credited with Plan Units intended to compensate such Participant for employer contributions under the ESOP and Savings Plan which have been cut back due to the Statutory Limitation.

     2.17 Termination of Employment means a Participant’s termination of service as such is defined for purposes of the ESOP, the Savings Plan and the Pension Plan.

Section 3. Form of Benefits. Benefits awarded under this Plan shall be in the form of either (a) Plan Units and fractions thereof, with each Plan Unit to be equivalent to one Share or (b) cash equivalent credits to the Cash Account.

Section 4. Stock Account. The Company shall maintain a Stock Account for each Participant. For each award of Plan Units, the Stock Account shall note the number of Plan Units and fractions thereof awarded, the date of the award, as well as the Fair Market Value that was used to determine the award of Plan Units and fractions thereof.

Section 5. Cash Account. The Company shall maintain a Cash Account for each Participant who receives an award under the Plan due to such individual’s participation in the Pension Plan. For each award to the Cash Account, the account shall note the amount credited, the date of the award and interest accrued according to this Section 5. Any amounts credited to the Cash Account shall earn interest at the Applicable Interest Rate in effect for each calendar year, which interest shall be credited on the last business day of each month.

Section 6. Awarding of Plan Units. As of the end of each calendar year, the Company will add to each Participant’s Stock Account that number of Plan Units and/or fractions thereof equal to the quotient of:

     (a) the Employer Contribution Percentage of the Participant’s Affected Earnings divided by

     (b) the Fair Market Value as of December 31 of that calendar year.

Notwithstanding the foregoing, no Participant shall be entitled to the foregoing award of Plan Units for the calendar year in which such Participant’s Termination of Employment occurs, unless such Termination of Employment occurs on December 31st.

Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to ASCI’s Common Stock, the number of Plan Units in the Participant’s Stock Account shall be increased by a number of Plan Units determined by dividing (i) the product of (A) the number of Plan Units in the Participant’s Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by ASCI on a Share (or, in the case of any dividend distributable in property other than Common Stock, the per share value of such dividend, as determined by ASCI for purposes of income tax reporting) by (ii) the Fair Market Value Per Share on the related dividend payment date.

Section 7 Awards to the Cash Account. As of the end of each calendar year, the Company will add to the Cash Account of any Participant who suffered a reduction in employer credits to the Pension Plan as a result of the Statutory Reduction an amount equal to 3% of such Participant’s Affected Earnings. Notwithstanding the foregoing, no Participant shall be entitled to an award for the calendar year in which such Participant’s Termination of Employment occurs, unless such Termination of Employment occurs on December 31st.

Section 8 Vesting and Forfeitures. Any Participant who is employed by the Company or an Affiliate as of January 1, 2004 shall, subject to the last sentences of Sections 6 and 7, be 100% vested in their Cash and Stock Accounts at all times. Cash Account balances of those Participants who are first employed by the Company or an Affiliate (as such term is defined in the Pension Plan) after January 1, 2004 shall vest in accordance with the vesting rules in effect for the Pension Plan. Stock Account balances of those Participants who are first employed by the Company or an Affiliate (as such term is defined in the Savings Plan) after January 1, 2004 shall vest in accordance with the vesting rules in effect for the Savings Plan. Upon Termination of Employment of a Participant who is not vested in his or her Cash Account or Stock Account, such unvested accounts shall be forfeited as of the date of Termination of Employment. Notwithstanding the foregoing, forfeited balances in the Cash Account and Stock Account shall be subject to restoration in accordance with the rules regarding restoration of forfeited account balances in the Pension Plan and Savings Plan, respectively, including with respect to the Cash Account, restoration of interest credits that would have been earned during the period of forfeiture.

Section 9 Changes in Capital Structure. In the event of the payment of any dividend payable in, or the making of any distribution of, Shares to holders of record of Shares during the period any Plan Units awarded under the Plan are credited to a Participant’s Stock Account; or in the event of any stock split, combination of Shares, recapitalization or other similar change in the authorized capital stock of ASCI during such period; or in the event of the merger or consolidation of ASCI into or with any other corporation or the reorganization, dissolution or liquidation of ASCI during such period; there shall be credited to such Participant’s Stock Account either (1) Plan Units corresponding to such new, additional or other shares of capital stock of any class or (2) other property (including cash), as such Participant would be entitled to receive as a matter of law if the number of Plan Units credited to the Participant’s Stock Account at the time of such event were actually Shares owned by such Participant.

Section 10. Distribution of a Participant’s Stock Account.

     Upon a Participant’s Termination of Employment, such Participant shall be entitled to a distribution of his Stock Account as soon as administratively practical. The distribution shall be in Shares, with one Share distributed for each unit in the Stock Account, and fractional units converted to cash based on the Fair Market Value as of the date of such Participant’s Termination of Employment. Notwithstanding the foregoing, so long as it will not cause the Company or ASCI to breach any covenant or otherwise incur a default under any credit or other financing agreement to which it is a party, the Company may elect to pay the Participant the cash value of his Shares based on the Fair Market Value as of the date of such Participant’s Termination of Employment in lieu of a distribution in Shares. Distributions shall be subject to all required tax withholdings, and for purposes of Stock Account distributions, the Stock Account shall be valued as of the date of Termination of Employment. In the event of distribution of a Participant’s Stock Account due to such Participant’s death, distribution under this Section 10 shall be made to the same person or persons to whom such Participant’s interest in the Savings Plan becomes payable as a result of such Participant’s death.

Section 11. Distribution of a Participant’s Cash Account.

     Upon a Participant’s Termination of Employment, such Participant shall be entitled to a distribution of the Actuarial Equivalent value of his Cash Account balance, if any, as soon as administratively practical, provided that, “Actuarial Equivalent” shall have the same meaning as ascribed to such term in the Pension Plan and Actuarial Equivalent value shall be calculated in the same manner as for lump sum distributions from the Pension Plan. The distribution shall be in cash, subject to all required tax withholdings, and for purposes of Cash Account distributions, the Cash Account shall be valued as of the date of Termination of Employment. In the event of a distribution of a Participant’s Cash Account due to such Participant’s death, distribution under this Section 11 shall be made to the same person or persons to whom such Participant’s interest in the Pension Plan becomes payable as a result of such Participant’s death.

Section 12. Effective Date, Amendment and Termination. The Plan was first effective as of January 1, 1994. The Plan, as amended and restated herein, shall be effective as of February 3, 2005. The Board may amend or terminate the Plan at any time; provided that, no such amendment or termination shall impair the rights of a Participant with respect to amounts then credited to his Account under the Plan.

Section 13. Administration. The Plan shall be administered by the Senior Vice President, Human Resources (the “Plan Administrator”) or his delegate(s). In addition to such functions and responsibilities specifically reserved to the Plan Administrator under the Plan, the Plan Administrator shall have full power and authority, subject to the provisions of the Plan, to determine any and all questions as to eligibility to participate in the Plan, the amounts to be credited to a Participant’s Account(s), a Participant’s right to receive a distribution from the Plan, to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation of the Plan. All decisions by the Plan Administrator shall be final and binding on all affected parties. Claims made for benefits under the Plan shall be subject to the same claims and appeals procedures as the qualified plans.

Section 14. Miscellaneous.

     a. Unfunded Plan. The Company shall not be obligated to fund its liabilities under the Plan, the Account(s) established for each Participant shall not constitute a trust, and a Participant shall have no claim against the Company or its assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Participant’s claim at any time shall be for the amount credited to such Participant’s Stock Account and Cash Account at such time. Notwithstanding the foregoing, the Company may establish a grantor’s trust to assist it in meeting its obligations hereunder ; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

     b. Non-Alienation. The right of a Participant to receive a distribution of the value of such Participant’s Account payable pursuant to the Plan shall not be subject to assignment or alienation.

     c. No Right to Continued Employment. Nothing in this Plan shall be construed to give any Participant the right to continued employment by the Company or any of its affiliates.

     d. Governing Law. This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, to the extent such laws are not superseded by ERISA or other federal law. The Plan is intended to be a nonqualified deferred compensation plan maintained for a select group of management or highly compensated individuals.

     e. Compliance. The Plan Administrator shall impose such restrictions, limitations, rules and regulations as it may deem advisable in order to comply with the applicable federal securities laws, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any applicable state securities laws, any provision of the Company or ASCI’s Certificate of Incorporation of Bylaws, or any other law, regulation, rule, or binding contract to which the Company or ASCI is subject. The Plan is intended to be an excess parallel plan within the meaning of the New York Stock Exchange rules relating to shareholder approval of equity compensation plans.